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                                                                   EXHIBIT 10.67

July 12, 2002



HAND DELIVERY

Thomas Dahlen
5935 Jordan Way
Frisco, TX  75034

Dear Tom:

This letter is a follow up on the discussion you, Mark Hansen and I had on June 20, 2002 about your decision to leave Fleming Companies, Inc. On that date, we accepted your resignation, to be effective not later than December 31, 2002, as described in more detail later in this letter. You have also resigned as a corporate officer, and the Board will accept that resignation effective as of July 9, 2002.

This letter outlines the special arrangement on which we agreed. The letter, along with the attached General Release, will reflect our agreement and will replace any other agreements between you and Fleming regarding the terms of your employment and the severance of that relationship, except as specifically provided below.

1. Modified Job Duties. We have agreed that as of June 20, 2002, you will no longer be responsible for your prior duties over retail and marketing. Instead, you will be responsible for providing expertise, assistance and input on special projects under Mark's direction. Although you are not an officer of the Company, you will continue to have the title of Executive Vice President, and your base salary rate will remain unchanged. You will not be required to maintain specific office hours. You will be available, however, as needed to provide the services indicated above. We will continue to provide you an office with technical and clerical assistance at Waters Ridge. Your employment as an associate of Fleming will end effective December 31, 2002, unless you choose to accelerate your resignation date in order to take a new position.

2. Continued Base Salary or Severance Payments. The Company will continue to pay you at your base salary through your effective separation date. If your resignation becomes effective before December 31, 2002, the Company will nonetheless pay you at the same base salary rate through the remainder of 2002, with those post-termination payments classified as severance. This will be payable through the payroll system in equal installments and, subject to paragraph 6 below, will be paid regardless of whether you obtain new employment.

3. Accelerated Waiver of Relocation Payments and Tax Gross-Up Amounts. Under the terms of your April 8, 2001 employment agreement, only approximately half of your obligation to repay initial relocation expenses and the related tax gross-up payment has been waived by the Company.



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Fleming will, however, accelerate forgiveness of this reimbursement obligation and release you from any repayment requirement as of the effective date of your resignation.

4. Executive Health Insurance Continuation Plan. To be eligible under the Executive Health Insurance Continuation Plan for continued access to health insurance coverage mirroring the Company's current active medical/dental plan, you must have five (5) or more years of credited service prior to leaving Fleming. We will, however, interpret the "three years of credit for one year of service" provision in that Plan as giving you six years of credited service as of your resignation date. That interpretation will apply even if you opt to make your separation effective earlier than December 31, 2002. Participation in this Plan will allow you to continue your health coverage (assuming you pay the required premiums) until you reach age 65, become eligible for Medicare or become eligible for coverage under another employer's group plan, whichever is earlier.

5. Rescission of Other Agreements and General Release. You will return an executed copy of this letter agreement within twenty-one (21) days. By signing this letter agreement, you and the Company are agreeing to modify and rescind your April 8, 2001 employment agreement and any other agreements which address the terms of your employment with Fleming or the termination of that relationship; provided that any portions of those agreements which address protection of the Company's business interests (including protection of its confidential and proprietary information and solicitation of its associates and current and prospective customers) are specifically incorporated into this letter agreement and shall continue in effect. By signing this letter agreement, you and the Company are agreeing that, during the remainder of your employment, you will cease to be eligible for any existing or future plans or programs applicable to its senior level executives other than the Executive Health Insurance Continuation Plan (except those plans and programs, such as the group medical plan, in which all levels of Fleming associates are potentially eligible to participate). You will also agree to execute and return the attached General Release on your effective separation date or as soon thereafter as is practicable. You may sign this letter agreement any time during the next twenty-one (21) days; you may not sign the General Release, however, until, at the earliest, your last effective date of employment. You will also agree not to attempt to revoke or rescind the General Release at any time in the future after the seven (7) day revocation period required by law. You will agree not to commence any action against Fleming in regard to your employment relationship. By signing this letter, you are representing to the Company that you fully understand the General Release and will have had an opportunity to seek legal advice regarding the General Release and the agreement proposed by this letter, if you desire to do so, before signing it. You are also representing to the Company that between the date of this letter and the date you sign the General Release, you have not commenced and will not commence any charge, action or complaint with any court or with the Equal Employment Opportunity Commission, the United States Department of Labor or with any other federal or state judicial or administrative agency in regard to your employment relationship or any matters arising out of that relationship.

6. Confidentiality of Information; Future Employment and Solicitation of Fleming Associates. During the course of your employment, the Company has provided you access to its confidential and proprietary information and trade secrets, and it will continue do so during the remainder of your employment. Therefore, except with the prior written consent of the Company, you will not at any time hereafter make any independent use of or disclose to any other person or organization any of the Company's or its subsidiaries' and affiliated entities' confidential, proprietary information or trade secrets. This shall apply to any information concerning Fleming which is of a special and



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unique value and includes, without limitation, both written and unwritten information relating to operations; business planning and strategies; litigation strategies; finance; accounting; sales; personnel, salaries and management; customer names, addresses and contracts; customer requirements; costs of providing products and service; operating and maintenance costs; and pricing matters. This shall also apply to any trade secrets of the Company the protection of which is of critical importance to Fleming and includes, without limitation, techniques, methods, processes, data and the like. This commitment of confidentiality shall also apply to the terms of this special benefit package, except for discussions with your spouse, your personal attorney and/or accountants, or as needed to enforce our agreement. Any disclosure by such individuals shall be deemed a disclosure by you and shall have the same consequences as a breach of our agreement directly by you. Confidential and proprietary information and trade secrets shall not include:

         (a) Information which was known to you prior to disclosure by the Company and acquired by you without the violation of any obligation of confidentiality by any party; or

         (b) Information which becomes part of the public domain, not as a result of your violation of the obligations of confidentiality; or

         (c) Information which the Company expressly requests in writing that you disclose to a third party.

You and the Company agree that due to your knowledge of its confidential and proprietary information and trade secrets, you would inherently use and/or disclose that information, in breach of your confidentiality commitment, if you worked in certain capacities or engaged in certain activities. Therefore, during the remainder of your employment with Fleming and for one year after the effective date of your resignation, except with the written consent of the Company, you will not be employed by or consult or work in any capacity for or on behalf of SUPERVALU, Inc., Nash Finch Company or any other direct competitor (excluding national retail chains) of the Company or any of its subsidiaries or affiliated entities, provided that Company acknowledges that you may be involved in the acquisitions of some or all of the assets of direct competitors of the Company. During that same time period, you will not solicit or attempt to hire any current associate of the Company on your own behalf or on the behalf of any other employer. Except with the prior written consent of the Company, you will not at any time in the future be employed or otherwise act as an expert witness or consultant or in any similar capacity in any litigation, arbitration, regulatory or agency hearing or other adversarial or investigatory proceeding involving Fleming or one of its subsidiaries or affiliated entities. These commitments are for the reasonable protection of the Company's business interests and are ancillary to and necessary to accomplish the objective of the Company's prior and current agreement to allow you access to confidential and proprietary information and trade secrets and your agreement to maintain the confidentiality of that knowledge and those materials.

7. Mutual Preservation of Good Name. You will not at any time in the future defame, disparage or make statements which could embarrass or cause harm to the Company's name and reputation or the names and reputation of any of its officers, directors or representatives to the Company's current, former or prospective vendors, customers, professional colleagues, industry



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organizations, associates or contractors, to any governmental or regulatory agency or to the press or media. The Company likewise will not make any defamatory statements about you.

8. Litigation Assistance. You will cooperate with the Company and its attorneys and representatives in connection with future with any pending or future litigation regarding matters in which you have been involved or have personal knowledge. This shall include making yourself reasonably available for interviews, depositions and/or as a witness at any trial, arbitration or other proceeding. The Company will reimburse you for all reasonable travel expenses you incur in connection with this obligation.

9. Forfeiture. Your continued employment through the effective date of your resignation and retention by you of any payments to be made or benefits provided under this letter agreement shall be contingent on your on-going compliance with your obligations under our agreement, including your commitments in paragraphs 5, 6, 7 and 8. Breach of your obligations at any time in the future shall entitle the Company to cease all payments to be made or benefits provided under this letter agreement and shall entitle the Company to immediate reimbursement from you of any payments you have previously received.

10. Arbitration. You and the Company agree that your employment and the special arrangement outlined in this letter relate to interstate commerce, and that any disputes, claims or controversies between you and Fleming which may arise out of or relate to our prior employment relationship or this letter agreement shall be settled by arbitration. Our agreement to arbitrate shall survive the termination or rescission of this letter agreement. Any arbitration shall be in accordance with the Rules of the American Arbitration Association and shall be undertaken pursuant to the Federal Arbitration Act. Arbitration will be held in Dallas, Texas unless we mutually agree on another location. The decision of the arbitrator(s) will be enforceable in any court of competent jurisdiction. The arbitrator(s) may award costs and attorneys' fees in connection with the arbitration to the prevailing party; however, in the arbitrator's(s') discretion, each party may be ordered to bear its/his own costs and attorneys' fees. We agree that punitive, liquidated or indirect damages shall not be awarded by the arbitrator(s) unless such damages would be awarded by a court of competent jurisdiction. Nothing in this agreement to arbitrate, however, shall preclude the Company from obtaining injunctive relief from a court of competent jurisdiction prohibiting any on-going breaches by you of your continuing obligations under paragraphs 5, 6, 7 and 8 of this letter agreement pending arbitration.

Tom, please contact me if you have any questions.

Very truly yours,

/s/ SCOTT M. NORTHCUTT

Scott M. Northcutt
Executive Vice President - Human Resources




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ACCEPTED AND AGREED TO BY:

/s/ THOMAS DAHLEN
----------------------------------
Thomas Dahlen

July 24, 2002
-----------------------------
Date




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NOTICE. VARIOUS LAWS, INCLUDING TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE
CIVIL RIGHTS ACT OF 1866, THE PREGNANCY DISCRIMINATION ACT OF 1978, THE EQUAL PAY ACT, THE CIVIL RIGHTS ACT OF 1991, THE AGE DISCRIMINATION IN EMPLOYMENT ACT, THE REHABILITATION ACT OF 1973, THE AMERICANS WITH DISABILITIES ACT, THE EMPLOYEE RETIREMENT INCOME SECURITY ACT AND THE VETERANS REEMPLOYMENT RIGHTS ACT (ALL AS AMENDED FROM TIME TO TIME), PROHIBIT EMPLOYMENT DISCRIMINATION BASED ON SEX, RACE, COLOR, NATIONAL ORIGIN, RELIGION, AGE, DISABILITY, ELIGIBILITY FOR COVERED EMPLOYEE BENEFITS AND VETERAN STATUS. YOU MAY ALSO HAVE RIGHTS UNDER LAWS SUCH AS THE OLDER WORKER BENEFIT PROTECTION ACT OF 1990, THE WORKER ADJUSTMENT AND RETRAINING ACT OF 1988, THE FAIR LABOR STANDARDS ACT, THE FAMILY AND MEDICAL LEAVE ACT, THE OCCUPATIONAL HEALTH AND SAFETY ACT AND OTHER FEDERAL, STATE AND/OR MUNICIPAL STATUTES, ORDERS OR REGULATIONS PERTAINING TO LABOR, EMPLOYMENT AND/OR EMPLOYEE BENEFITS. THESE LAWS ARE ENFORCED THROUGH THE UNITED STATES DEPARTMENT OF LABOR, THE EQUAL EMPLOYMENT OPPORTUNITY COMMISSION (EEOC), AND VARIOUS OTHER FEDERAL, STATE AND MUNICIPAL DEPARTMENTS, BOARDS, COMMISSIONS AND AGENCIES.

THE FOLLOWING GENERAL RELEASE IS BEING PROVIDED TO YOU IN CONNECTION WITH THE SPECIAL, ARRANGEMENT OUTLINED IN A PROPOSED LETTER AGREEMENT DATED JULY 12, 2002. THE FEDERAL OLDER WORKER BENEFIT PROTECTION ACT REQUIRES THAT YOU HAVE HAD AT LEAST TWENTY-ONE (21) DAYS, IF YOU WANTED IT, TO CONSIDER WHETHER YOU WISH TO AGREE TO SIGN A RELEASE SUCH AS THIS ONE. YOU HAVE UNTIL THE CLOSE OF BUSINESS TWENTY-ONE (21) DAYS FROM THE DATE YOU RECEIVE THE JULY 12, 2002 LETTER AND THIS GENERAL RELEASE TO MAKE YOUR DECISION. YOU MAY ACCEPT THE SPECIAL, ARRANGEMENT DESCRIBED IN THE JULY 12, 2002 LETTER AGREEMENT BY SIGNING AND RETURNING IT AT ANY TIME DURING THAT PERIOD. BY DOING SO, YOU ARE AGREEING TO SIGN THIS GENERAL RELEASE ON YOUR OFFICIAL DATE OF SEPARATION FROM EMPLOYMENT OR AS SOON THEREAFTER AS PRACTICABLE.

BEFORE EXECUTING THE PROPOSED LETTER AGREEMENT AND AGREEING TO SIGN THIS GENERAL RELEASE YOU SHOULD REVIEW THESE DOCUMENTS CAREFULLY AND CONSULT WITH YOUR ATTORNEY.

YOU MAY REVOKE THIS GENERAL RELEASE WITHIN SEVEN (7) DAYS AFTER YOU SIGN IT AND IT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THAT REVOCATION PERIOD HAS EXPIRED. IF YOU DO NOT SIGN AND RETURN THE JULY 12, 2002 LETTER AGREEMENT WITHIN TWENTY-ONE (21) DAYS, OR IF YOU DO NOT SIGN AND RETURN THIS GENERAL RELEASE ON YOUR LAST OFFICIAL DATE OF EMPLOYMENT OR AS SOON THEREAFTER AS PRACTICABLE, OR IF YOU EXERCISE YOUR RIGHT TO REVOKE THE GENERAL RELEASE AFTER SIGNING IT, THE SPECIAL ARRANGEMENT AND BENEFITS YOU RECEIVE UNDER THE LETTER AGREEMENT WILL BE FORFEITED. ANY REVOCATION MUST BE IN WRITING AND MUST BE RECEIVED BY FLEMING COMPANIES, INC., ATTENTION: DEE JEROME, 6301 WATERFORD BLVD., OKLAHOMA CITY, OK 73126, WITHIN THE SEVEN-DAY PERIOD FOLLOWING YOUR EXECUTION OF THIS GENERAL RELEASE.

--------------------------------------------------------------------------------

                                 GENERAL RELEASE

In consideration of the special arrangement offered to me by Fleming Companies, Inc. and the benefits I have received and will receive as reflected in a letter dated July 12, 2002 (the "Letter Agreement"), I hereby release and discharge Fleming Companies Inc. and its predecessors, successors, affiliates, parent, subsidiaries and partners and each of those entities' employees,



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officers, directors and agents (hereafter collectively referred to as the
"Company") from all claims, liabilities, demands, and causes of action, known or unknown, fixed or contingent, which I may have or claim to have against the Company either as a result of my past employment with the Company and/or the severance of that relationship and/or otherwise, and hereby waive any and all rights I may have with respect to and promise not to file a lawsuit to assert any such claims.

This General Release includes, but is not limited to, claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Pregnancy Discrimination Act of 1978, the Equal Pay Act, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Americans With Disabilities Act, the Employee Retirement Income Security Act or 1974 and the Veterans Reemployment Rights Act (all as amended from time to time). This General Release also includes, but is not limited to, any rights I may have under the Older Workers Benefit Protection Act of 1990, the Worker Adjustment and Retraining Act of 1988, the Fair Labor Standards Act, the Family and Medical Leave Act, the Occupational Health and Safety Act and any other federal, state and/or municipal statutes, orders or regulations pertaining to labor, employment and/or employee benefits. This General Release also applies to any claims or rights I may have growing out of any legal or equitable restrictions on the Company's rights not to continue an employment relationship with its employees, including any express or implied employment contracts, and to any claims I may have against the Company for fraudulent inducement or misrepresentation, defamation, wrongful termination or other retaliation claims in connection with workers' compensation or alleged "whistleblower" status or on any other basis whatsoever.

It is specifically agreed, however, that this General Release does not have any effect on any rights or claims I may have against the Company which arise after the date I execute this General Release.

I have carefully reviewed and fully understand all the provisions of the Letter Agreement and General Release, including the foregoing Notice. I have not relied on any representation or statement, oral or written, by the Company or any of its representatives, which is not set forth in those documents.

The Letter Agreement and this General Release, including the foregoing Notice, set forth the entire agreement between me and the Company with respect to this subject. I understand that my receipt and retention of the benefits covered by the Letter Agreement are contingent not only on my execution of this General Release, but also on my continued compliance with my other obligations under the Letter Agreement. I acknowledge that the Company gave me twenty-one (21) days to consider whether I wish to accept or reject the benefits I have received and will receive under the Letter Agreement. I also acknowledge that the Company advised me to seek independent legal advice as to these matters, if I chose to do so before signing the Letter Agreement and agreeing to sign this General Release. I hereby represent and state that I have taken such actions and obtained such information and independent legal or other advice, if any, that I believed were necessary for me to fully understand the effects and consequences of the Letter Agreement and General Release prior to signing those documents.





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Dated this 24th  day of July       , 2002.
          -----        ------------


                                                  /s/ THOMAS DAHLEN
                                                  ------------------------------
                                                  THOMAS DAHLEN






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